UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2021

SURFACE ONCOLOGY, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38459	46-5543980
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 Hampshire Street, 8th Floor Cambridge, MA	02139
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (617) 714-4096

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common stock, $0.0001	SURF	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Benjamin Hickey

On December 9, 2021, the board of directors (the “Board”) of Surface Oncology, Inc. (the “Company”) appointed Benjamin Hickey as a member of the Company’s Board and as a member of the Audit Committee of the Board, effective immediately. Mr. Hickey will serve as a Class II director, to serve until the Company’s annual meeting of stockholders in 2023 and until his successor is duly elected and qualified, or until his earlier resignation or removal.

Mr. Hickey has over 20 years of industry experience and is currently the chief commercial officer of Mirati Therapeutics, where he oversees all aspects of global commercialization, including pricing and access, sales & marketing, medical affairs, portfolio planning and patient advocacy. Prior to Mirati, Mr. Hickey was senior vice president and chief commercial officer at Halozyme Therapeutics, responsible for global commercial strategy for the company’s oncology portfolio. He spent 17 years in roles of increasing responsibility at Bristol-Myers Squibb, including vice president of marketing, immuno-oncology, where he oversaw the commercialization of YERVOY®. Mr. Hickey received both his MBA and bachelor’s degree in management from St. John’s University in New York. The Board believes Mr. Hickey’s extensive experience in the life science industry qualifies him to serve as a director of the Board.

Mr. Hickey will be compensated for his service as a non-employee director pursuant to the Company’s Non-Employee Director Compensation Policy and will receive an initial option award to purchase 24,000 shares of the Company’s common stock pursuant to the Company’s 2018 Stock Option and Incentive Plan (the “Plan”).

As a non-employee director, Mr. Hickey is also entitled to receive an annual cash retainer of $40,000 as a member of the Board and an additional annual cash retainer of $7,500 as a member of the Audit Committee of the Board.

The Company also entered into an indemnification agreement with Mr. Hickey in connection with his appointment to the Board, which is in substantially the same form as that entered into with the other directors of the Company. There are no other arrangements or understandings between Mr. Hickey and any other persons pursuant to which he was selected as a director, and Mr. Hickey has no family relationships with any of the executive officers or directors of the Company. Additionally, Mr. Hickey has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Appointment of Denice Torres as Board Chair

In addition, on December 9, 2021, the Board appointed Denice Torres, a member of the Board and the Company’s Lead Independent Director, as Chair of the Board, effective immediately.

As a non-employee director, pursuant to the Company’s Non-Employee Director Compensation Policy, Ms. Torres previously received an initial option award to purchase 36,000 shares of the Company’s common stock pursuant to the Plan, and will receive an additional option award to purchase 12,000 shares of the Company’s common stock pursuant to the Plan in connection with her appointment as Chair of the Board. Ms. Torres is entitled to receive an annual cash retainer of $40,000 as a member of the Board, and an additional cash retainer of $5,000 as a member of the Compensation Committee of the Board. In connection with her appointment as Chair of the Board, Ms. Torres will be entitled to an additional annual cash retainer of $30,000.

In connection with the appointments of Mr. Hickey to the Company’s Board and Ms. Torres as Chair of the Board, the Company issued a press release on December 15, 2021, a copy of which is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press release issued by Surface Oncology, Inc. on December 15, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Surface Oncology, Inc.

Date: December 15, 2021	By:	/s/ Jessica Fees
Jessica Fees
Chief Financial Officer